SALE AND PURCHASE AGREEMENT OF BCH BEHEER B.V.

This Agreement is made on the 30th day of December, 2008;

BETWEEN

Arvana Inc, a company organized under the laws of Canada with registered offices at Suite 2610, 1066 West Hasting Street, Vancouver, B.C. V6E 3X2, Canada (hereinafter the “Seller”);

AND;

Nazleal S.A., a company organized under the laws of Switzerland, with registered offices at Talstrasse 20, Zurich CH-8001, Switzerland (hereinafter the “Purchaser”).

WHEREAS;

The Seller owns 100% (one hundred per cent) of the ordinary shares (hereinafter the “Shares”) equal to 360 (three hundred sixty) ordinary shares, numbered 1 up to and including 360, in the share capital of BCH Beheer B.V. (hereinafter referred to as the “Company”), a company organized under the laws of The Netherlands, with its registered office at Oudegracht 202, 1811 Cralkamaar, The Netherlands, each ordinary share with a par value of €50.00 (fifty euros), being the entire issued and paid up capital of the Company.

The Seller wishes to sell to the Purchaser and the Purchaser wishes to purchase the Shares.

Now therefore in consideration of the premises, the parties agree as follows:

Article 1- Purchase of Shares

The Seller agrees to sell, assign and convey to the Purchaser, and the Purchaser agrees to purchase, acquire and accept from the Seller, the Shares.

Article 2 – Purchase Consideration

The Purchaser agrees to purchase the shares from the Seller for consideration of €1.00 (one euro), which the Seller acknowledges as having been paid. Upon legal execution of this agreement, the Purchaser assumes all debts, obligations, and guarantees of the Company, and responsibility for the corporate income tax of the Company, subject to the Seller’s warranties and representations. The Seller agrees to reimburse the Purchaser for the Company’s liabilities as at December 30, 2008 in the amount of €20,000.00 (twenty thousand euros), such amount considered to be the full amount due to the Purchaser for assuming all of the Company’s liabilities.

Article 3 - Transfer of Shares

The transfer of Shares will become effective on the date of the Agreement.

Article 4 - Seller's Representations and Warranties

The Seller represents and warrants to the Purchaser as follows:

4.1 The execution and the delivery of the Agreement does not violate or conflict with the articles of association of the Seller or of the Company or with the provision of any agreement to which the Seller or the Company are bound, nor with any judgement or decree by which the Seller or the Company are bound;

4.2 The Seller's representative has full power and authority to enter into and execute the Agreement and the Seller’s representative’s signature constitutes a valid and binding agreement, duly and valid executed;

4.3 The Shares are free and clear of any lien, pledge or other encumbrances of any nature whatsoever and with all rights now or hereafter attaching thereto. The Seller has full title to them and it is free to affect the valid and effective transfer of the Shares to the Purchaser in compliance with all relevant provisions of the applicable law;

4.4 To the best of the Seller’s knowledge, at the date of the Agreement there are no legal claims, active or pending, whatsoever against the Company, including but not limited to tax and administrative claims;

4.5 No representation or warranty by the Seller contains any untrue statement of a material fact, nor omits to state a material fact necessary to make the statements contained therein not misleading.

Article 5 - Seller's Indemnifications

The Seller shall indemnify and hold the Purchaser harmless against any and all loss, cost, damage, expense or liability whatsoever, if any, if suffered by the Purchaser and resulting from or arising out of any breach or misrepresentation of any representation and/or warranty of the Seller. Seller’s indemnification shall be limited to claims that have been notified by the Purchaser to the Seller in writing within 12 months from the effective date of this agreement.

Article 6 - Purchaser's Representations and Warranties

6.1 The execution and the delivery of the Agreement does not violate or conflict with the articles of association of the Purchaser or with the provision of any agreement to which the Purchaser is bound, nor with any judgement or decree by which the Purchaser is bound;

6.2 The Purchaser's representative has full power and authority to enter into and execute the Agreement and the Purchaser’s representative’s signature constitutes a valid and binding agreement, duly and valid executed;

6.3 No representation or warranty by the Purchaser contains any untrue statement of a material fact, nor omits to state a material fact necessary to make the statements contained therein not misleading.

Article 7 - Disclosure of Information

Any information that may not be certainly determined as information in the public domain shall be regarded as confidential information, and therefore shall not be disclosed to any third party. This clause does not prevent or restrict in any way a disclosure that is made to (i) a public authority or (ii) a court of law in any country and in any legal proceeding.

Article 8 - Costs and Expenses

The Purchaser shall bear and pay the total expenses (including any fees for legal services if any) and taxes incurred in connection with the preparation and entering into and performance of the Agreement.

Article 9 - Severability

The Agreement is intended to be valid and effective throughout the world and, to the extent permissible under applicable law, shall be construed in a manner to avoid violation of or invalidity under the laws of any applicable jurisdictions. Should any provision of this Agreement nevertheless be or become invalid, illegal or unenforceable under such laws, the other provisions of this agreement shall not be affected and, to the extent permissible under applicable law, the parties will use their best efforts to modify said invalid, illegal or unenforceable provisions so as to comply with such laws.

Article 10 - Notice

All notices, requests, consents, approval, waivers and other communications hereunder shall be in writing in the English language, shall be delivered by hand or sent recorded delivery postage prepaid, or facsimile transmission addressed to the registered offices of the parties.

Article 11 - Amendments

Any modification, addition or deletion to this Agreement shall be valid and effective only if duly authorised representatives of each party have agreed to it in writing.

Article 12 - Governing Law

This Agreement shall be governed and interpreted according to the laws of The Netherlands.

Article 13 - Disputes

Any dispute, controversy, or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the National and International Chamber of Arbitration of The Netherlands. The arbitration committee shall be appointed in accordance with said rules and shall be composed of at least three members of which one shall act as chairman of the committee; each of the parties to this Agreement shall have the right to appoint one member. All proceedings of arbitration shall be conducted in English. The arbitration shall be conducted in accordance with the said rules.

Arvana Inc.

“Wayne Smith”
Wayne Smith
Chief Executive Officer

Nazleal S.A.

“Phillippe Meyer”
Phillippe Meyer
Authorized Signatory